UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/02/2008

American Technology Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-24248

Delaware	87-0361799
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

15378 Avenue of Science, Ste 100,
San Diego, California 92128
(Address of principal executive offices, including zip code)

858-676-1112
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On October 2, 2008, American Technology Corporation (the "Company") received a letter from the Nasdaq Stock Market ("Nasdaq") notifying the Company that it was not in compliance with the minimum bid price requirement of Nasdaq Marketplace Rule 4310(c)(4) as a result of the closing bid price for the Company's common stock being below $1.00 for 30 consecutive business days. The notification has no effect on the listing of the Company's common stock at this time.

The Nasdaq Marketplace Rules provide the Company with 180 calendar days, or until March 31, 2009, to regain compliance with the minimum bid price requirement, which will require the bid price of the Company's common stock to remain above $1.00 for a minimum of 10 consecutive business days. If the Company does not comply with Marketplace Rule 4310(c)(4) by March 31, 2009, the Company may be entitled to an additional compliance period of 180 days, if at that time the Company meets the Nasdaq Capital Market initial listing criteria in Marketplace Rule 4310(c), except for the bid price requirement. If the Company is not eligible for an additional compliance period, the Staff will provide written notification that the Company's securities will be delisted, at which time, the Company may appeal Staff's determination to delist its securities to a Listing Qualifications Panel. There is no assurance the Company will be eligible for such additional compliance period or that its common stock will not be delisted from Nasdaq.

On October 7, 2008, the Company issued a press release announcing its receipt of the Nasdaq Letter. The full text of the press release is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

       Exhibit 99.1 - Press release dated October 7, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Technology Corporation

Date: October 07, 2008	By:	/s/ Thomas R. Brown
Thomas R. Brown
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release dated October 7, 2008